Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF MAXLINEAR, INC.

MaxLinear, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is MaxLinear, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on September 25, 2003.

B. This Certificate of Amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation.

C. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment amends the provisions of the corporation’s Fourth Amended and Restated Certificate of Incorporation as set forth herein.

D. Article IV Section, paragraph one, is hereby amended to read in its entirety as follows:

“The Company is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock,” respectively. The total number of shares that the Company is authorized to issue is 69,096,000 shares, $0.0001 par value. The number of shares of Common Stock (“Common”) that the Company is authorized to issue is 46,333,334 shares, and the number of shares of Preferred Stock (“Preferred”) that the Company is authorized to issue is 22,762,666 shares, of which 11,695,999 shares shall be designated “Series A Preferred,” and 11,066,667 shares shall be designated “Series B Preferred.” The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).”

E. Article IV Section 4(e)(i)(C)(b) of the Fourth Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“b) after the Effective Time, to directors of, employees of, and bona fide consultants to, the Company approved by the Board pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;”

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed by Kishore Seendripu, its President and Chief Executive Officer, effective as of September 11, 2009.

MAXLINEAR, INC.

By:	/s/ Kishore Seendripu
Kishore Seendripu
President and Chief Executive Officer